Exhibit 2.1

IN THE UNITED STATES BANKRUPTCY COURT

FOR THE SOUTHERN DISTRICT OF TEXAS

HOUSTON DIVISION

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:
In re:	:	Chapter 11
:
WOLFSPEED, INC., et al.,	:	Case No. 25-90163 (CML)
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Debtors.[1]	:	(Jointly Administered)
:
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ORDER (I) APPROVING DISCLOSURE STATEMENT,

(II) CONFIRMING JOINT PREPACKAGED CHAPTER 11

PLAN OF REORGANIZATION OF WOLFSPEED, INC. AND ITS DEBTOR

AFFILIATE, AND (III) APPROVING ENTRY INTO THE BACKSTOP AGREEMENT

Upon the filing by Wolfspeed, Inc. and its debtor affiliate, as debtors and debtors in possession in the above-captioned chapter 11 cases (collectively, the “Debtors”)2 of the Joint Prepackaged Chapter 11 Plan of Reorganization of Wolfspeed, Inc. and its Debtor Affiliate [Docket No. 8] (as may be amended, modified or supplemented, the “Plan”) which is attached hereto as Exhibit A, and the Disclosure Statement for Joint Prepackaged Chapter 11 Plan of Reorganization of Wolfspeed, Inc. and its Debtor Affiliate [Docket No. 7] (as amended, modified, or supplemented, and together with the exhibits thereto, the “Disclosure Statement”); and the Court having entered the Order (I) Scheduling Combined Hearing on (A) Adequacy of Disclosure Statement, (B) Confirmation of Plan, and (C) Approval of Backstop Agreement; (II) Approving (A) Solicitation Procedures and (B) Form and Manner of Notice of Commencement, Combined

[1]

The Debtors in these cases, together with the last four digits of each Debtor’s taxpayer identification number, are: Wolfspeed, Inc. (2719) and Wolfspeed Texas LLC (0339). The Debtors’ mailing address is 4600 Silicon Drive, Durham, NC 27703.

[2]

Capitalized terms used but not defined herein have the meanings given to them in the Plan, the Disclosure Statement, the Cash Collateral Order, or the Bankruptcy Code, as applicable. The rules of interpretation set forth in Article I.B of the Plan apply to this Confirmation Order.

Hearing, and Objection Deadline; (III) Fixing Deadline to Object to Disclosure Statement and Plan, (IV) Conditionally (A) Directing the United States Trustee not to Convene Section 341 Meeting of Creditors and (B) Waiving Requirement to File Statements of Financial Affairs and Schedules of Assets and Liabilities, (V) Conditionally Approving the Disclosure Statement and (VI) Granting Related Relief [Docket No. 60] (the “Scheduling Order”); and upon the Notice of (I) Commencement of Chapter 11 Cases, (II) Combined Hearing on Disclosure Statement, Joint Prepackaged Chapter 11 Plan of Reorganization of Wolfspeed, Inc. and its Debtor Affiliate, and Related Matters, (III) Objection Deadlines, and (IV) Summary of Key Terms Relating to the Assumption of Executory Contracts and Unexpired Lease [Docket No. 60-1] (the “Combined Notice”); and the Debtors having filed those certain Plan Supplements, dated August 12, 2025 [Docket No. 168], August 19, 2025 [Docket No. 213], August 21, 2025 [Docket No. 236], September 4, 2025 [Docket No. 267], and September 5, 2025 [Docket No. 268] (the documents contained therein, as they have been or may be amended, modified, restated, or supplemented, collectively, the “Plan Supplement”); and the Debtors’ having filed the following:

(A)	Declaration of Daniel Hugo in Support of Debtors’ Chapter 11 Petitions and First Day Relief on June 30, 2025 [Docket No. 5];

(B)	Certificate of Service of Emily Young on behalf of Epiq Corporate Restructuring, LLC (“Epiq”) on July 1, 2025 [Docket No. 32];

(C)	Certificate of Service of Arnold Nguyen on behalf of Epiq on July 1, 2025 [Docket No. 44];

(D)	Certificate of Service of Emily Young on behalf of Epiq on July 9, 2025 [Docket No. 92];

(E)	Certificate of Service of Arnold Nguyen on behalf of Epiq on July 15, 2025 [Docket No. 104];

(F)	Affidavit of Publication of Wayne Sidor filed by Epiq on August 29, 2025 [Docket No. 253]

(G)

Debtors’ Memorandum of Law in Support of (I) Approval of the Disclosure Statement and (II) Confirmation of Joint Prepackaged Chapter 11 Plan of Reorganization of Wolfspeed, Inc. and its Debtor Affiliate on September 5, 2025;

(H)

Declaration of Emily Young of Epiq Corporate Restructuring, LLC Regarding the Solicitation of Votes and Tabulation of Ballots Cast in Connection with the Joint Prepackaged Chapter 11 Plan of Reorganization of Wolfspeed, Inc. and its Debtor Affiliate on September 5, 2025 [Docket No. 272] (the “Young Declaration”);

(I)

Declaration of Daniel Hugo in Support of (I) Approval of Disclosure Statement and (II) Confirmation of Joint Prepackaged Chapter 11 Plan of Reorganization of Wolfspeed, Inc. and its Debtor Affiliate on September 5, 2025 [Docket No. 269] (the “Hugo Declaration”);

(J)

Declaration of Alexander Tracy in Support of Confirmation of Joint Prepackaged Chapter 11 Plan of Wolfspeed, Inc. and its Debtor Affiliate on September 5, 2025 [Docket No. 270] (the “Tracy Declaration”); and

(K)

Declaration of Mark E. Jensen in Support of Confirmation of Joint Prepackaged Chapter 11 Plan of Reorganization of Wolfspeed, Inc. and its Debtor Affiliate on September 5, 2025 [Docket No. 271] (the “Jensen Declaration” and together with the Young Declaration, Hugo Declaration, and Tracy Declaration, the “Confirmation Declarations”);

((A) through (K), collectively, the “Confirmation Documents”); and the United States Bankruptcy Court for the Southern District of Texas (this “Court”) having held a hearing on September 8, 2025, to consider, among other things, approval of the Disclosure Statement and confirmation of the Plan (the “Combined Hearing”); and upon the Confirmation Documents, and the evidence adduced at, and the record of, the Combined Hearing; and upon the record of these Chapter 11 Cases; and after due deliberation:

THIS COURT HEREBY FINDS:3

A. The findings and conclusions set forth herein and in the record of the Combined Hearing constitute the Court’s findings of fact and conclusions of law under Rule 52 of the Federal Rules of Civil Procedure, as made applicable herein by Bankruptcy Rules 7052 and 9014. To the extent any of the following conclusions of law constitute findings of fact, or vice versa, they are adopted as such.

B. This Court has jurisdiction over these Chapter 11 Cases pursuant to 28 U.S.C. § 1334. Venue of these proceedings and the Chapter 11 Cases in this district is proper pursuant to 28 U.S.C. §§ 1408 and 1409. This is a core proceeding pursuant to 28 U.S.C. § 157(b)(2) and this Court may enter a final order hereon under Article III of the United States Constitution.

C. The Disclosure Statement provided Holders of Claims entitled to vote on the Plan with “adequate information” to make an informed decision as to whether to vote to accept or reject the Plan in accordance with section 1125(a)(1) of the Bankruptcy Code and contains sufficient information of a kind necessary to satisfy the disclosure requirements of all applicable non-bankruptcy rules, laws, and regulations, including the Securities Act.

[3]

To the extent any of the following findings of fact constitute conclusions of law, they are adopted as such, and to the extent any of the following conclusions of law constitute findings of fact, they are adopted as such.

D. The Disclosure Statement (including all exhibits thereto) and the Combined Notice provided Holders of Claims and Interests and other parties in interest with sufficient notice of the injunction, exculpation, and release provisions contained in Article X of the Plan, in satisfaction of the requirements of Bankruptcy Rule 3016(c).

E. The Debtors have complied with the Scheduling Order. Notice of the Combined Hearing was proper, timely, sufficient, and adequate in accordance with the Scheduling Order and in compliance with the Bankruptcy Code, the Bankruptcy Rules, and the Local Rules, and all other applicable non-bankruptcy rules, laws, and regulations. No other or further notice is required.

F. The Court takes judicial notice of the docket of these Chapter 11 Cases maintained by the clerk of the Court, including all pleadings and other documents filed, all orders entered, all hearing transcripts, and all evidence and arguments made, proffered, or adduced at the hearings held before the Court during the pendency of these Chapter 11 Cases. Any resolution of objections to confirmation of the Plan explained on the record at the Combined Hearing is hereby incorporated by reference.

G. Each of the Debtors has met the burden of proving that the Plan satisfies or complies with all applicable provisions of sections 1122, 1123, 1125, 1126, and 1129 of the Bankruptcy Code by a preponderance of the evidence.

H. The principal purpose of the Plan is not the avoidance of taxes or the avoidance of the application of section 5 of the Securities Act.

I. Each of the Debtors solicited the Plan in good faith and in compliance with applicable provisions of the Bankruptcy Code and Bankruptcy Rules. All affected parties in interest had due and adequate notice and opportunity to participate in the Plan confirmation process and the Combined Hearing. Any modifications to the Plan do not require additional disclosure or re-solicitation of votes.

J. To the extent that the Debtors’ prepetition solicitation was deemed to constitute an offer of securities, such solicitation is exempt from the registration requirements of the Securities Act of 1933, 15 U.S.C. §§ 77a-77aa, as amended (the “Securities Act”) and state securities laws pursuant to section 4(a)(2) and/or Regulation D of the Securities Act and equivalent state law registration exemptions, as applicable to any recipient deemed an offeree. Specifically, section 4(a)(2) of the Securities Act creates an exemption from the registration requirements under the Securities Act for transactions not involving a “public offering,” and Regulation D is not a non-exclusive safe harbor from the registration requirements of the Securities Act promulgated under Section 4(a)(2) for transactions that meet certain requirements, including that the offerees qualify as “accredited investors” (as defined in Rule 501 of Regulation D of the Securities Act). 15 U.S.C. §§ 77(d)(a)(2); 17 C.F.R. § 230.501 et seq. The Debtors have complied with the requirements of section 4(a)(2) and Regulation D of the Securities Act (as applicable), to address the scenario where the prepetition solicitation of acceptances would be deemed a private placement of securities.

K. The Debtors, the Released Parties, and the Exculpated Parties have acted in good faith in all aspects with respect to the Plan, including within the meaning of section 1125(e) of the Bankruptcy Code, and the Debtors proposed the Plan in good faith and not by any means forbidden by law. The Plan has been proposed with the legitimate purpose of maximizing the returns available to creditors and other parties in interest. The arm’s-length negotiations between, among others, the Debtors and the Consenting Creditors provide independent evidence of the good faith in proposing the Plan.

L. The Backstop Agreement is an essential element of the Plan and in the best interest of the Debtors, their Estates, and their creditors. The Backstop Agreement was, and shall be deemed to be, negotiated at arm’s length and in good faith, without the intent to hinder, delay, or defraud any creditor of the Debtors. The Debtors have exercised reasonable business judgment in determining to execute the Backstop Agreement, and have provided sufficient and adequate notice of the material terms of the Backstop Agreement to all parties in interest in these Chapter 11 Cases. The execution, delivery, and performance by the Debtors and/or Reorganized Debtors, as applicable, of the Backstop Agreement and compliance by the Debtors and/or Reorganized Debtors, as applicable, with the terms thereof is authorized by, and will not conflict with, the terms of the Plan or this Confirmation Order.

M. The record in these Chapter 11 Cases further supports that the Debtors’ current directors and officers: (i) were integral to the restructuring; (ii) exercised the highest level of prudent business judgment after exhaustive diligence in their decision-making; and (iii) satisfied their applicable fiduciary duties fully, completely, professionally, and admirably at all times throughout these Chapter 11 Cases.

N. With respect to each Debtor, votes to accept or reject the Plan have been solicited and tabulated fairly, in good faith, and in a manner consistent with the Scheduling Order, the Bankruptcy Code, and the Bankruptcy Rules.

O. The Holders of Claims in Class 3 (Senior Secured Notes Claims), Class 4 (Convertible Notes Claims), and Class 5 (Renesas Claims) are impaired under the Plan and have voted to accept the Plan in the numbers and amounts required by section 1126(d) of the Bankruptcy Code.

P. Holders of Interests are not entitled to any distribution under the Plan on account of such Interests; provided, such Holders of Existing Equity Interests are receiving a recovery as a gift from the applicable creditors as set forth in Section 4.10 of the Plan.

Q. The Plan does not discriminate unfairly and is fair and equitable with respect to the Classes that are impaired and are deemed to reject the Plan.

R. The disclosures made in the Plan Supplement comply with section 1129(a)(5) of the Bankruptcy Code to the extent applicable.

S. As set forth below, the releases, injunctions, and exculpations in Article X of the Plan are appropriate under applicable law.

(a)

Releases by Debtors. For the reasons set forth in the Confirmation Documents, the releases being provided by the Debtors in favor of the Released Parties pursuant to Section 10.6(a) of the Plan (collectively, the “Debtor Release”) are: (a) fair, equitable, and reasonable; (b) integral elements of the Plan and resolution of the Chapter 11 Cases, without which the Debtors’ ability to confirm the Plan would be seriously impaired; and (c) in the best interests of the Debtors, the Estates, and creditors. Accordingly, such releases constitute a sound exercise of the Debtors’ business judgment and is acceptable pursuant to the standards that courts in this jurisdiction generally apply. The scope of the Debtor Release is appropriately tailored under the facts and circumstances of the Chapter 11 Cases. The Debtor Release is appropriate in light of, among other things, the value provided by the Released Parties to the Debtors’ Estates and the critical nature of the Debtor Release to the Plan.

(b)

Releases by Releasing Parties. For the reasons set forth in the Confirmation Documents, the releases being provided by the Releasing Parties in favor of the Released Parties pursuant to Section 10.6(b) of the Plan (collectively, the “Third-Party Release”) are appropriate. The Third-Party Release is: (a) consensual under controlling precedent as to those Releasing Parties that did not specifically and timely object to or opt out of such release; (b) specific in language and scope; (c) given in exchange for the substantial contributions made and the good and valuable consideration provided by the Released Parties, which are integral to the success of the Plan; (d) a condition to the good faith settlement and compromise of the claims and Causes of Action released by the Third-Party Release; (e) in the best interests of the Debtors and all Holders of Claims and Interests; (f) fair, equitable, and reasonable; (g) given and made after due and adequate notice and opportunity for hearing; and (h) a bar to any of the Releasing Parties asserting any claim or Cause of Action released pursuant to the Third-Party Release.

(c)

Exculpation. The exculpation provisions contained in Section 10.7 of the Plan and this Confirmation Order are appropriately tailored to the circumstances of these Chapter 11 Cases and are appropriate under applicable law, including In re Highland Capital Mgmt., L.P., 48 F. 4th 419 (5th Cir. 2022) and In re Highland Capital Mgmt., L.P., 132 F. 4th 353 (5th Cir. 2025), because they are supported by proper evidence, proposed in good faith, formulated following extensive good faith, arm’s-length negotiations with key constituents, and appropriately limited in scope. The Exculpated Parties reasonably relied upon the exculpation provisions as a material inducement to engage in postpetition negotiations with key stakeholders that culminated in the Plan, and all other settlements and compromises therein that maximize value for the Debtors’ Estates. The record in these Chapter 11 Cases supports that the exculpation provisions are appropriately tailored to protect the Exculpated Parties from unnecessary litigation and contain appropriate carve outs for actions determined by a Final Order to have constituted actual fraud, willful misconduct, or gross negligence.

(d)

Injunction. For the reasons set forth in the Confirmation Documents, the injunction set forth in Section 10.5 of the Plan is appropriate in that such injunction is necessary to implement, preserve, and enforce the releases and exculpations set forth in Article X of the Plan, and is narrowly tailored to achieve such purpose.

T. The form of the ballots provided to and used by the Holders of Claims in Class 3, Class 4, and Class 5 to vote on the Plan adequately addressed the particular needs of the Chapter 11 Cases and was appropriate.

U. The form of the Release Opt-Out Form provided to the Holders of Claims and Interests in the Non-Voting Classes through which the Holders may elect to affirmatively opt out of the Third-Party Release adequately addressed the particular needs of the Chapter 11 Cases and was appropriate.

V. The Plan satisfies section 1129(a)(7) of the Bankruptcy Code. The Liquidation Analysis set forth in Exhibit D to the Disclosure Statement and other evidence proffered or adduced at the Combined Hearing establishes that each Holder of Claims and Interests in an Impaired Class either has accepted the Plan or will receive or retain under the Plan, on account of such Allowed Claim or Allowed Equity Interest, property of a value, as of the Effective Date of the Plan, that is not less than the amount that it would receive if the Debtors were liquidated under Chapter 7 of the Bankruptcy Code on such date.

W. The Debtors’ Valuation Analysis included as Exhibit F to the Disclosure Statement and the estimated enterprise value, as described therein, is reasonable, proposed in good faith, and supported by the Confirmation Declarations and the evidence presented at or prior to the Combined Hearing. All parties in interest have been given the opportunity to challenge the Valuation Analysis. The Valuation Analysis (i) is reasonable, persuasive, and credible as of the date such analysis was prepared, presented, or proffered, and (ii) uses reasonable and appropriate methodologies and assumptions.

X. The settlements and compromises incorporated in the Plan (including, without limitation, the settlement and compromise of Claims, Interests, and controversies relating to the contractual, legal, equitable, and subordination rights that each Holder of a Claim or Interest may have with respect to any Claim or Interest or any distribution to be made on account of an Allowed Claim or Allowed Interest), and the settlements and compromises set forth in the Restructuring Support Agreement (which is incorporated by reference) are in the best interests of the Debtors, the Estates, all Holders of Claims and Interests, and other parties in interest, are both fair and equitable, and are within the range of reasonableness, and satisfy the requirements of applicable law for approval pursuant to Bankruptcy Rule 9019. The compromises and settlements embodied in the Plan are the result of extensive, arm’s-length, good faith negotiations that resulted in the Plan, which preserves value for the Debtors, their Estates, and all their stakeholders, avoid extended, uncertain, time-consuming, and value-destructive litigation, and represent a fair and reasonable compromise of all Claims, Interests, and controversies and entry into which represented a sound exercise of the Debtors’ business judgment.

Y. The Plan has been accepted by all of the Voting Classes; however, it is deemed to be rejected by Class 10 (Existing Equity Interests) (the “Deemed Rejecting Class”) pursuant to section 1126(g).

Z. Pursuant to Section 1129(b)(1) of the Bankruptcy Code, the Plan may be confirmed despite the fact that the Deemed Rejecting Class has not accepted the Plan because the Plan meets the “cramdown” requirements for confirmation under Section 1129(b) of the Bankruptcy Code. Other than the requirement in Section 1129(a)(8) of the Bankruptcy Code with respect to the Deemed Rejecting Class, all of the requirements of Section 1129(a) of the Bankruptcy Code have been met. The Plan does not discriminate unfairly and is fair and equitable with respect to the Deemed Rejecting Class. No Class of Claims or Interests junior to the Deemed Rejecting Class will receive or retain any property on account of their Claims or Interests, and no Class of Claims or Interests senior to the Deemed Rejecting Class is receiving more than full payment on account of the Claims and Interests in such Class. The Plan is therefore fair and equitable, does not discriminate unfairly with respect to this Class, and complies with Section 1129(b) of the Bankruptcy Code.

AA. The Claims and Interests placed in each Class are substantially similar to other Claims and Interests in each such Class. Valid business, factual, and legal reasons exist for separately classifying the various Classes of Claims and Interests created under the Plan, and the Debtors’ classification scheme does not unfairly discriminate between Holders of Claims or Interests. Furthermore, the Plan provides for the same treatment by the Debtors for each Claim or Interest in each respective Class, unless the Holder of a particular Claim or Interest has agreed to a less favorable treatment of such Claim or Interest.

BB. The New 2L Convertible Notes Rights Offering is being conducted in good faith and in accordance with the Rights Offering Procedures, the Backstop Agreement (as applicable), the Rights Offering Procedures Order, and the Plan.

IT IS HEREBY ORDERED THAT:

A.	Approval of the Disclosure Statement

1. The Disclosure Statement is approved on a final basis as having “adequate information” as contemplated by section 1125(a)(1) of the Bankruptcy Code and contains sufficient information of a kind necessary to satisfy the disclosure requirements of all applicable non-bankruptcy rules, laws, and regulations, including the Securities Act. All objections, statements, or reservations of rights in respect of the Disclosure Statement that have not been withdrawn, waived, settled, or otherwise resolved before the Combined Hearing are hereby overruled on the merits and denied.

B.	Approval of the Backstop Agreement[4]

2. The Debtors are authorized to enter into the Backstop Agreement and any and all instruments, documents, and papers contemplated thereunder, to fully perform all of their obligations thereunder, to implement any actions contemplated thereby, and to take any and all actions reasonably necessary or appropriate to perform all obligations provided for in the Backstop Agreement. The Backstop Agreement shall be binding and enforceable against the Debtors and other parties thereto in accordance with its terms.

[4]

Capitalized terms used but not defined in this Section B shall have the meaning ascribed to such terms in the Motion of Debtors for Order (A) Authorizing the Debtors’ (I) Entry into the Backstop Agreement and (II) Performance of Related Obligations; and (B) Granting Related Relief (the “Backstop Motion”).

3. The Backstop Agreement and the terms and provisions included therein are approved in their entirety. The terms and conditions of the Backstop Agreement are fair, reasonable, and the best available to the Debtors under the circumstances, reflect the Debtors’ exercise of prudent business judgment consistent with their fiduciary duties, are based on good, sufficient, and sound business purposes and justifications, and are supported by reasonably equivalent value and consideration. The Backstop Agreement was negotiated in good faith and at arms’ length among the Debtors, the Commitment Parties, and their respective professional advisors. The failure to describe specifically or include any particular provision of the Backstop Agreement or related documents in the Backstop Motion or this Confirmation Order shall not diminish or impair the effectiveness of such provision, it being the intent of this Court that the Backstop Agreement be approved in its entirety.

4. The Debtors are authorized to execute, deliver, and perform under one or more amendments, waivers, consents, or other modifications to and under the Backstop Agreement, from time to time as necessary, in each case subject to the terms and provisions of the Backstop Agreement and to the extent such amendments are consistent with the Restructuring Support Agreement, without further order of this Court.

5. The Backstop Agreement Obligations, which include the Backstop Premium, the Indemnification Obligations, and the Expense Reimbursement, are hereby approved as reasonable, and are actual and necessary costs of preserving the Debtors’ estates and shall constitute allowed administrative expense claims against each of the Debtors under sections 503(b) and 507 of the Bankruptcy Code, shall be fully earned upon entry of this Confirmation Order, non-refundable, and, subject to the terms of the Backstop Agreement, shall not be subject to any avoidance, reduction, or any other challenges under any applicable law or regulation by any person or entity.

6. The Debtors are authorized to pay the Backstop Agreement Obligations in accordance with the terms set forth in the Backstop Agreement without further application to or order of this Court. The Backstop Agreement Obligations constitute actual and necessary costs and expenses to preserve the Debtors’ estates and are reasonable and warranted on the terms set forth in the Backstop Agreement in light of, among other things, (i) the significant benefit to the Debtors’ estates of having definitive and binding commitments to fund the Debtors’ proposed chapter 11 plan and (ii) the substantial time, effort, and costs incurred by the Commitment Parties in negotiating and documenting the Backstop Agreement and the Restructuring Support Agreement and reserving the funds pending confirmation and effectiveness of a chapter 11 plan. The amount and terms and conditions of the Backstop Agreement Obligations are bargained-for and integral parts of the transactions specified in the Backstop Agreement and, without such inducements, the Commitment Parties would not have agreed to the terms and conditions of the Backstop Agreement. Accordingly, the foregoing transactions are reasonable and enhance the value of the Debtors’ estates.

7. The Debtors are authorized to provide and perform their Indemnification Obligations set forth in the Backstop Agreement in accordance with the terms and conditions thereof, and without further application to or order of this Court.

8. To the extent applicable, the automatic stay provisions of section 362 of the Bankruptcy Code are hereby vacated and modified solely to the extent necessary to effectuate all terms and provisions of the Backstop Agreement and this Confirmation Order with respect to the Backstop Agreement, including to permit the delivery of any notices contemplated by the Backstop Agreement or to exercise any rights set forth under such documents with respect to termination, in each case, without further order of the Court.

C.	Approval of New 2L Convertible Notes Rights Offering

9. On and after the Effective Date, all documents necessary to effectuate the New 2L Convertible Notes Rights Offering shall constitute legal, valid, and binding obligations of the Reorganized Debtors and be enforceable in accordance with their respective terms. All of the New 2L Convertible Notes to be issued in accordance with the terms of the New 2L Convertible Notes Rights Offering (and any Common Stock to be issued upon the conversion thereof) (i) shall be duly authorized, validly issued, fully paid, and non-assessable, as applicable, consistent with the terms of the New Corporate Governance Documents, and (ii) shall not be subject to avoidance, reduction, or any other challenges under any applicable law or regulation by any person or entity.

D.	Confirmation of the Plan

10. The Plan satisfies or complies with all applicable provisions of sections 1122, 1123, 1125, 1126, and 1129 of the Bankruptcy Code and is confirmed pursuant to section 1129 of the Bankruptcy Code. The Debtors and the Reorganized Debtors (as applicable) are authorized to take all actions as may be necessary or appropriate to effectuate the Plan and the transactions contemplated therein.

11. All objections to, statements, or reservations of rights in respect of the Plan that have not been withdrawn, waived, settled, or otherwise resolved before the Combined Hearing are hereby overruled on the merits and denied.

12. Subject to Section 9.1(a) of the Plan and notwithstanding Bankruptcy Rules 3020(e), 6004(h), or 7062 or otherwise, on the date of and after entry of this Confirmation Order (but subject to the occurrence of the Effective Date), the terms of the Plan, the Definitive Documents, the agreements, instruments, and other applicable documents contained in the Plan Supplement (the “Plan Supplement Agreements”), and all exhibits, schedules, and other attachments to all of the foregoing are hereby approved by the Court and shall be immediately effective and enforceable and not subject to avoidance or other challenge, legal or otherwise, and deemed binding upon the Debtors, the Reorganized Debtors, any and all Holders of Claims or Interests (irrespective of whether Holders of such Claims or Interests have, or are deemed to have accepted the Plan), each Entity acquiring property under the Plan or this Confirmation Order, all Entities that are parties to or are subject to the settlements, compromises, releases, discharges, and injunctions described in the Plan or this Confirmation Order and any and all non-Debtor parties to Executory Contracts and Unexpired Leases with the Debtors. All other relevant and necessary documents executed or to be executed in connection with the transactions contemplated by the Plan shall be effective and binding as of the Effective Date. Subject to the terms of and consent rights under the Plan, Backstop Agreement, and the Restructuring Support Agreement, the Debtors are authorized to alter, amend, update, modify, or supplement the Plan Supplement at any time on or before the Effective Date or any such other date as may be provided for by the Plan or by order of the Court. The failure to specifically include or refer to any particular article, section, or provision of the Plan, the Plan Supplement Documents, the Backstop Agreement, the Restructuring Support Agreement, the other Definitive Documents, or any related document in this Confirmation Order does not diminish or impair the effectiveness or enforceability of such article, section, or provision.

13. Subject to the occurrence of the Effective Date, on and after the entry of this Confirmation Order, the provisions of the Plan shall bind every Holder of a Claim against or Interest in the Debtors and inure to the benefit of and be binding on such Holder’s respective successors and assigns, regardless of whether the Claim or Interest of such Holder is impaired under the Plan and whether such Holder has accepted the Plan.

14. Except as otherwise set forth in the Plan (including, without limitation, Sections 3.4 and 7.1 of the Plan), Holders of Claims in Class 1 (Other Secured Claims), Class 2 (Other Priority Claims), Class 6 (General Unsecured Claims), or Class 9 (510(b) Claims) of the Plan other than Claims arising from the rejection of an executory contract or unexpired lease shall not be subject to any claims resolution process in the Bankruptcy Court in connection with their Claims. Except as otherwise set forth in the Plan, Holders of Claims in Class 1 (Other Secured Claims), Class 2 (Other Priority Claims), Class 6 (General Unsecured Claims), or Class 9 (510(b) Claims) of the Plan that are not subject to the Disputed Claims process set forth in Article VII of the Plan and shall retain all of their rights under applicable non-bankruptcy law to pursue their Claims against the Debtors or Reorganized Debtors in any forum with jurisdiction over the parties, and all parties shall retain any and all rights, claims, Causes of Action, defenses, and remedies with respect thereto. Furthermore, from and after the Effective Date, the Reorganized Debtors may satisfy, dispute, settle, or otherwise compromise any such Claims without approval of the Bankruptcy Court.

15. Upon the Effective Date, and in accordance with the Plan (including the Plan Supplement), the New Board shall take office and replace the then-existing board of directors. All members of such existing board shall cease to hold office or have any authority from and after the Effective Date to the extent not expressly included in the roster of the New Board, in each case without further notice to or order of the Bankruptcy Court, act or action under applicable law, regulation, order, or rule or the vote, consent, authorization or approval by any Person or Entity. The New Board is appointed without need for further corporate action.

16. Each of the settlements and compromises incorporated into the Plan, including, without limitation, the settlements and compromises set forth in the Restructuring Support Agreement, which are adopted by way of the Plan, satisfies the requirements of section 1129 of the Bankruptcy Code and Bankruptcy Rule 9019 and are approved and shall be effective immediately and binding on all parties in interest. The Plan shall be deemed a valid motion to approve the good faith compromise and settlement of such settlements and compromises pursuant to Bankruptcy Rule 9019 and section 1123(b)(3) of the Bankruptcy Code.

17. This Confirmation Order constitutes all approvals and consents required, if any, by the laws, rules, or regulations of any state or any other governmental authority with respect to the implementation or consummation of the Plan and any other acts that may be necessary or appropriate for the implementation or consummation of the Plan to the fullest extent permitted by law and nothing herein to the contrary shall diminish the authority of section 1142 of the Bankruptcy Code.

18. Subject only to payment of any applicable filing fees under applicable nonbankruptcy law, each federal, state, commonwealth, local, foreign, or other Governmental Unit is authorized to accept for filing and/or recording any and all documents, mortgages, and instruments necessary or appropriate to effectuate, implement, or consummate the transactions contemplated by the Plan and this Confirmation Order. No such Governmental Unit may require any payment that is the subject of Section 12.4 of the Plan in respect of any filing or recording for such purpose.

19. The Plan Securities (exclusive of (i) the New Senior Secured Notes and (ii) New 2L Convertible Notes purchased by the Backstop Parties (a) in respect of the Holdback Rights Offering Amount and (b) that are not subscribed and purchased by the Holders of Allowed Convertible Notes Claims in respect of the Non-Holdback Rights Offering Amount, which are collectively referred to as the “Placement Securities”) will be issued in reliance upon section 1145 of the Bankruptcy Code. The issuance and distribution of such Plan Securities is exempt from, among other things, the registration requirements of section 5 of the Securities Act and any other applicable Law requiring registration prior to the offering, issuance, distribution, or sale of Securities, to the maximum extent possible, and such Plan Securities (a) are not “restricted securities” as defined in Rule 144(a)(3) of the Securities Act, and (b) are freely tradeable and transferable by any Holder thereof that, at the time of transfer, (i) is not an “affiliate” of the Reorganized Debtors as defined in Rule 144(a)(1) under the Securities Act, (ii) has not been such an “affiliate” within ninety days of such transfer, and (iii) is not an entity that is an “underwriter” as defined in section 2(a)(11) of the Securities Act. The offering, issuance, distribution, and sale of any securities in accordance with section 1145 of the Bankruptcy Code shall be made without registration under the Securities Act or any similar federal, state, or local Law due to reliance on section 1145(a) of the Bankruptcy Code.

20. The New Senior Secured Notes and any Plan Securities constituting Placement Securities are issued in reliance upon the exemption from registration provided by Section 4(a)(2) of the Securities Act, Regulation D promulgated thereunder, and/or Regulation S under the Securities Act, and are “restricted securities.” Such securities may not be resold, exchanged, assigned or otherwise transferred except pursuant to an effective registration statement under the Securities Act or an available exemption therefrom and other applicable Law and subject to any restrictions in the New Governance Documents. The offering, issuance, distribution, and sale of such securities shall be made without registration under the Securities Act or any similar federal, state or local Law in reliance on section 4(a)(2) of the Securities Act, Regulation D promulgated thereunder, and/or Regulation S under the Securities Act. The offer, issuance, and distribution of the New Senior Secured Notes shall be exempt from registration under the Securities Act pursuant to Section 4(a)(2) thereof and/or Regulation D promulgated thereunder.

21. The assumption of Executory Contracts and Unexpired Leases as set forth in Article VIII of the Plan is approved. As set forth in section 8.1 of the Plan, subject to section 8.5 of the Plan, all prepetition Executory Contracts and Unexpired Leases which have not expired by their own terms on or prior to the Confirmation Date, shall be deemed assumed on the Effective Date, except for any Executory Contract or Unexpired Lease that (a) previously has been assumed, assumed and assigned, or rejected by the Debtors pursuant to a Final Order of the Bankruptcy Court, (b) is the subject of a separate (i) assumption motion filed by the Debtors, or (ii) rejection motion filed by the Debtors under section 365 of the Bankruptcy Code before the Confirmation Date, (c) is specifically designated as a contract or lease to be rejected on the Schedule of Rejected Executory Contracts and Unexpired Leases, or (d) is the subject of a pending Cure Dispute.

22. As of the Effective Date, all injunction, release, discharge, and exculpation provisions embodied in the Plan, including those contained in Article X, and in this Confirmation Order are hereby approved and shall be immediately effective and binding on all Persons and Entities, to the extent provided in the Plan (as amended or modified by the terms of this Confirmation Order), without further order or action by this Court.

23. Each of the provisions set forth in the Plan (as amended or modified by the terms of this Confirmation Order) with respect to the settlement, release, discharge, exculpation, injunction, indemnification and insurance of, for or with respect to Claims and/or Causes of Action are an integral part of the Plan and essential to its implementation. Accordingly, each Entity that is a beneficiary of any such provision, including third-party beneficiaries, shall have the right to independently seek to enforce any such provision and any such provision may not be amended, modified, or waived after the Effective Date without the prior written consent of such beneficiary.

24. In accordance with section 1123(b) of the Bankruptcy Code, on and following the Effective Date, the applicable Reorganized Debtors shall retain and may enforce all rights to commence and pursue, as appropriate, any and all Causes of Action listed in the Schedule of Retained Causes of Action (the “Retained Causes of Action”), whether arising before or after the Petition Date, and the Reorganized Debtors’ rights to commence, prosecute, or settle such Retained Causes of Action shall be preserved notwithstanding the occurrence of the Effective Date, and the Reorganized Debtors may pursue such Retained Causes of Action, as appropriate, in accordance with the best interests of the Reorganized Debtors. No Person may rely on the absence of a specific reference in the Plan, Plan Supplement, or the Disclosure Statement to any Cause of Action against them as any indication that the Debtors or the Reorganized Debtors, as applicable, will not pursue any and all available Causes of Action against such Person.

25. Unless any Causes of Action against a Person are expressly waived, relinquished, exculpated, released, compromised, transferred, or settled in the Plan or a Final Order of the Bankruptcy Court the Reorganized Debtors expressly reserve all Retained Causes of Action for later adjudication, and therefore, no preclusion doctrine, including the doctrines of res judicata, collateral estoppel, issue preclusion, claim preclusion, estoppel (judicial, equitable, or otherwise), or laches shall apply to such Causes of Action upon, after, or as a consequence of the Confirmation or consummation of this Plan. It is the intent of the Debtors and the Reorganized Debtors that, in the event a court determines any Released Parties or Exculpated Parties, jointly or individually, are or were, as a result of any acts, omissions or other conduct relating to the Debtors, their businesses, assets or properties, a “joint tortfeasor,” as that term is construed under applicable law, with respect to any injury or damage for which the Debtors or the Reorganized Debtors hereafter seeks relief from any person not a Released Party or Exculpated Party (“Non-Released Party”), then the Released Parties and Exculpated Parties shall be entitled to protection from contribution to any Non-Released Party.

26. The Debtors and Reorganized Debtors, as applicable, are hereby authorized without further notice to or action, order or approval of the Court to enter into, perform under, effectuate, and consummate the transactions contemplated by the Definitive Documents and the other Plan Supplement Agreements (collectively, the “Plan Documents”) and the Restructuring Transactions, and shall execute and deliver on the Effective Date, as applicable, all agreements, documents, instruments, financing statements, mortgages, security documents, and certificates relating to the Plan Documents or the Restructuring Transactions, as applicable, in each case that are contemplated to be executed and/or delivered, as applicable, on the Effective Date. The Debtors and Reorganized Debtors, as applicable, are further authorized to enter into any transactions necessary or desirable to effectuate the Restructuring Transactions pursuant to this Confirmation Order and applicable bankruptcy law. All such documents are approved, incorporated in the Plan and this Confirmation Order by reference, and shall become effective in accordance with their terms and the Plan. Confirmation of the Plan shall be deemed approval of all obligations to be incurred and fees paid or to be paid by the Debtors or the Reorganized Debtors in connection with the Plan Documents.

27. On the Effective Date, all of the Liens and security interests to be granted on the Effective Date in accordance with the Plan Documents shall, as applicable, (a) be legal, binding and enforceable Liens on, and security interests in, the collateral granted thereunder in accordance with the terms of the Plan Documents, as applicable, without (i) further approval of the Court, (ii) any approvals, consents or waivers of any other party, or (iii) further corporate, limited liability company or similar action or approval, as applicable, by any Debtor or Reorganized Debtor and

(b) be deemed automatically attached and perfected on the Effective Date, subject only to such Liens and security interests as may be permitted under the Plan Documents, as applicable, without the necessity of filing or recording any financing statement, assignment, pledge, notice of lien or any similar document or instrument or taking any other action.

28. Nothing in this Confirmation Order, the Plan, or any Plan Supplement discharges, releases, precludes, exculpates, or enjoins (i) any police or regulatory liability to a Governmental Unit that is not a Claim; (ii) any Claim of a Governmental Unit arising on or after the Effective Date; (iii) any liability to a Governmental Unit under police and regulatory statutes or regulations that any Entity would be subject to as the owner or operator of property after the Effective Date; or (iv) any liability to a Governmental Unit on the part of any Person or Entity other than the Debtors. Nothing in the Plan, any Plan Supplement, or this Confirmation Order shall affect any setoff or recoupment rights of any Governmental Unit.

29. Nothing in the Plan, any Plan Supplement or this Confirmation Order divests any tribunal of any jurisdiction it may have under police or regulatory law to interpret the Plan, any Plan Supplement, or this Confirmation Order or to adjudicate any defense asserted thereunder.

30. The Debtors shall cause to be served a notice of the entry of this Confirmation Order and occurrence of the Effective Date, substantially in the form attached hereto as Exhibit B, (the “Notice of Effective Date”) upon (a) all parties listed in the creditor matrix maintained by Epiq, and (b) such additional persons and entities as deemed appropriate by the Reorganized Debtors, no later than five (5) Business Days after the Effective Date. The Notice of Effective Date, substantially in the form attached to this Confirmation Order as Exhibit B, is approved.

E.	Release of Base Consideration and Contingent Additional Consideration

31. The terms of the Contingent Additional Consideration, as set forth in the Contingent Consideration Term Sheet, are hereby approved in all respects and the Debtors or the Reorganized Debtors, as applicable, shall perform and undertake the obligations contemplated thereby in accordance with the terms of the Contingent Consideration Term Sheet and the Plan, subject to the Debtors’ rights therein. Upon the Renesas Base Distribution Date, the Reorganized Debtors shall immediately issue directly to Renesas (i) all Base Consideration not previously distributed to Renesas, less any portions or equivalent proceeds of the Base Consideration in respect of which Renesas has received Sale Proceeds in accordance with this Confirmation Order, the Plan, and the Definitive Documents, as applicable, and, to the extent the Renesas Base Distribution Date occurs after the Regulatory Trigger Deadline has occurred, (ii) the Contingent Additional Consideration, less any portions of the Contingent Additional Consideration in respect of which Renesas has received Sale Proceeds in accordance with this Confirmation Order, the Plan, and the Definitive Documents, as applicable. The Base Consideration and Contingent Additional Consideration or right to receive sale proceeds from the Base Consideration or Contingent Additional Consideration (as contemplated in the Restructuring Support Agreement and Plan), shall have anti-dilution protections in accordance with the Contingent Consideration Term Sheet and Plan prior to the Renesas Base Distribution Date or otherwise in accordance with the applicable Definitive Documents.

F.	Professional Fee Claims

32. All Professionals seeking approval by the Bankruptcy Court of compensation for services rendered or reimbursement of expenses incurred through and including the Effective Date under sections 327, 328, 330, 331, or 503(b)(2) of the Bankruptcy Code shall file, on or before the date that is forty-five (45) calendar days after the Effective Date, their respective applications (collectively, the “Final Fee Applications”) for final allowances of compensation for services rendered, and reimbursement of expenses incurred between the Petition Date and the Effective Date and serve such applications upon the following parties (collectively, the “Notice Parties”):

(a) the attorneys for the Debtors, Latham & Watkins LLP, 1271 Avenue of the Americas, New York, New York 10020 (Attn: Ray C. Schrock, Esq. (ray.schrock@lw.com), Alexander W. Welch, Esq. (alex.welch@lw.com), Keith Simon, Esq. (keith.simon@lw.com), and Eric L. Einhorn, Esq. (eric.einhorn@lw.com)), and Hunton Andrews Kirth LLP, 600 Travis Street, Suite 4200, Houston, Texas 77002 (Attn: Timothy A. (“Tad”) Davidson II (taddavidson@hunton.com), Ashley L Harper (ashleyharper@hunton.com), and Philip M. Guffy (pguffy@hunton.com)); (b) the Office of the United States Trustee for Region 7 the Southern District of Texas, 515 Rusk Street, Houston, Texas 77002 (Attn: Jayson B. Ruff, Esq. (jayson.b.ruff@usdoj.gov)); (c) attorneys for the Ad Hoc Senior Secured Group, Paul, Weiss, Rifkind, Wharton & Garrison LLP, 1285 Avenue of the Americas, New York, NY 10020 (Attn: Ken Ziman, Esq. (kziman@paulweiss.com), Kyle Kimpler, Esq. (kkimpler@paulweiss.com), Stephanie P. Lascano, Esq. (slascano@paulweiss.com), and Tyler F. Zelinger, Esq. (tzelinger@paulweiss.com)), and Porter Hedges LLP, 1000 Main Street, 36th Floor, Houston, TX 77002 (Attn: John F. Higgins, Esq. (jhiggins@porterhedges.com), M. Shane Johnson (sjohnson@porterhedges.com), Megan Young-John, Esq. (myoung-john@porterhedges.com), and James A. Keefe (jkeefe@porterhedges.com)); (d) attorneys for the Ad Hoc 26s/28s/29s Noteholder Group, Ropes & Gray LLP, 1211 Avenue of the Americas, New York, NY 10036 (Attn: Ryan Preston Dahl, Esq. (ryan.dahl@ropesgray.com), Matthew M. Roose, Esq. (matthew.roose@ropesgray.com), and Sam Badawi, Esq. (sam.badawi@ropesgray.com)), and Vinson & Elkins LLP, 845 Texas Tower, Suite 4700, Houston, Texas 77002 (Attn: Paul E. Heath, Esq. (pheath@velaw.com) and Elias M. Medina, Esq. (emedina@velaw.com)); and (e) attorneys for Renesas, Kirkland & Ellis LLP, 601 Lexington Avenue, New York, New York 10022 (Attn: Steven N. Serajeddini, P.C. (steven.serajeddini@kirkland.com) and 333 West Wolf Point Plaza, Chicago, Illinois 60654,

Yusuf Salloum, Esq. (yusuf.salloum@kirkland.com), and Claire Stephens, Esq. (claire.stephens@kirkland.com)). Any objection to any Final Fee Application must be filed with this Court, and served upon the applicable Professional and the other Notice Parties, so as to be actually received no later than 4:00 p.m. (Central Time) on the date that is twenty-one (21) calendar days after the filing of the applicable Final Fee Application.

G.	Miscellaneous

33. Notwithstanding Bankruptcy Rules 3020(e), 6004(h), 6006(d), and 7062, the terms and conditions of this Confirmation Order will be effective and enforceable immediately upon its entry and shall not be stayed. This Confirmation Order is a final order and the period in which an appeal must be filed shall commence upon the entry hereof. The Plan shall be deemed a valid motion to approve the foregoing.

34. Except as otherwise provided in the Plan and Plan Documents, all property of the Debtors’ Estates and any property acquired by the Debtors or Reorganized Debtors under the Plan, will vest in the Reorganized Debtors as of the Effective Date, free and clear of all Claims, liens, charges, other encumbrances, Interests, and other interests.

35. Any requirement under Section 521 of the Bankruptcy Code or Bankruptcy Rule 1007 obligating the Debtors to file any list, schedule, or statement with this Court or the Office of the United States Trustee for the Southern District of Texas (the “U.S. Trustee”) (except for monthly operating reports or any other post-confirmation reporting obligation to the U.S. Trustee) is hereby waived.

36. Nothing in this Confirmation Order shall void, invalidate, or alter the terms or effectiveness of the Stipulation and Agreed Order Regarding Lead Plaintiffs Opt-Out of Third-Party Release on Behalf of Putative Class in Securities Litigation [Docket No. 165].

37. Notwithstanding anything to the contrary in the Plan, distributions to holders of the Convertible Notes Indentures and the Senior Secured Notes Indenture shall be subject in all respect to any rights of the Notes Trustees to assert a charging lien against such distributions.

38. For the avoidance of doubt, CSC Delaware Trust Company, as the Convertible Notes Trustees, is a Released Party pursuant to and as set forth in the Plan.

39. The Debtors and the Reorganized Debtors are authorized to consummate the Plan at any time after the entry of this Confirmation Order, subject to the satisfaction or waiver of the conditions precedent to the Effective Date in accordance with the Plan, and all parties in interest shall be entitled to rely upon this Confirmation Order in taking any actions or performing any obligations to consummate the Plan. On the Effective Date, the Plan shall be deemed to be substantially consummated under section 1101(2) of the Bankruptcy Code.

40. If any or all of the provisions of this Confirmation Order are hereafter reversed, modified, or vacated by subsequent order of the Bankruptcy Court or any other court, such reversal, modification, or vacatur shall not affect the validity of the acts or obligations incurred or undertaken under or in connection with the Plan before the Debtors’ or the Reorganized Debtors’ receipt of written notice of any such order; nor shall such reversal, modification, or vacatur of this Confirmation Order affect the validity or enforceability of such act or obligation. Notwithstanding any such reversal, modification, or vacatur of this Confirmation Order, any such act or obligation incurred or undertaken pursuant to, or in reliance on, this Confirmation Order before the effective date of such reversal, modification, or vacatur shall be governed in all respects by the provisions of this Confirmation Order, the Plan, the Plan Documents and all documents, instruments and agreements related thereto or any amendments or modifications thereto.

41. The failure to include specifically any particular provision of the Plan in this Confirmation Order will not diminish the effectiveness of such provision nor constitute a waiver thereof, it being the intent that the Plan is confirmed in its entirety.

42. Pursuant to rule 9005 of the Bankruptcy Rules, any error or defect that does not affect a party’s substantial rights shall be disregarded by the Court.

43. The provisions of the Plan and this Confirmation Order, including any findings of fact and conclusions of law set forth in this Confirmation Order, are non-severable and mutually dependent.

44. This Confirmation Order supersedes any Court order issued prior to the Confirmation Date that may be inconsistent with this Confirmation Order. If there is any inconsistency between the terms of the Plan and the terms of this Confirmation Order, the terms of this Confirmation Order govern and control; provided, however, that, as set forth in paragraph 36 above, nothing in this Confirmation Order shall void, invalidate, or alter the terms or effectiveness of the Stipulation and Agreed Order Regarding Lead Plaintiffs Opt-Out of Third-Party Release on Behalf of Putative Class in Securities Litigation [Docket No. 165].

45. For the avoidance of doubt, notwithstanding anything to the contrary in this Confirmation Order, the Disclosure Statement, the Plan, or the Plan Supplement, pursuant to sections 363 and 1123 of the Bankruptcy Code, the Debtors are authorized to take any and all actions required to consummate the transactions described in that certain Purchase and Sale Agreement (as amended, supplemented, or otherwise modified, the “Hines Purchase Agreement”) made and entered into as of January 17, 2025, by and between Debtor Wolfspeed, Inc. and Hines Acquisitions LLC (together with its successors or assigns, the “Purchaser”), and to satisfy all conditions required to effect the Closing, including, but not limited to (a) transfer of the Property, (b) recordation of the Declaration, and (c) delivery of the Easement Agreement (each capitalized term, as defined in the Hines Purchase Agreement). The Debtors expressly assume all rights and obligations under the Hines Purchase Agreement, and the Purchaser reserves all rights in connection therewith, including, without limitation, to enforce or exercise any and all rights under the Hines Purchase Agreement and to pursue all remedies available at law or equity arising thereunder.

46. Notwithstanding anything to the contrary in the Plan, the Plan Supplement Documents, or this Confirmation Order, the Debtors’ contracts with Semikron Danfoss GmbH, its affiliates and/or related entities (collectively, “SDA”), and the claims of SDA against the Debtors, shall be subject to the following:

a.	The Debtors desire to assume all contracts between the Debtors and SDA, to the extent such contracts constitute Executory Contracts;

b.

A dispute exists between the Debtors and SDA (the “SDA Dispute”) regarding (i) the Cure Claim, if any, owed to SDA under any such Executory Contracts, (ii) any other amounts owed by the Debtors to SDA ((i) and (ii) collectively, the “SDA Claim”), and (iii) any other amounts owed by SDA to the Debtors;

c.

All such Executory Contracts between the Debtors and SDA are the subject of a pending Cure Dispute, within the meaning of Section 8.1(a)(v) of the Plan, and the SDA Claim otherwise constitutes a Disputed Claim pursuant to Section 7.1 of the Plan;

d.

The Debtors and SDA shall attempt in good faith to consensually resolve the SDA Dispute, including the Cure Dispute, which resolution may be agreed to and consummated by the Debtors without further order of the Bankruptcy Court. To the extent the parties are unable to consensually resolve the SDA Dispute within sixty (60) days of entry of this Confirmation Order, the Debtors may file a motion or other appropriate request in the Bankruptcy Court seeking a determination of the SDA Claim, including the Cure Claim, if any, owed to SDA, provided that:

1.

Nothing in the Plan, the Plan Supplement Documents or this Confirmation Order shall be deemed to affect, modify, alter or waive any right by SDA to seek such determination through arbitration, or otherwise object to adjudication of the SDA Claim, including the Cure Claim, by the Bankruptcy Court; and

2.

To the extent the Debtors do not make such request to the Bankruptcy Court within ninety (90) days of entry of this Confirmation Order, SDA shall be entitled, without further order of the Bankruptcy Court, to commence a proceeding in any appropriate forum provided by contract or applicable non-bankruptcy law, including through arbitration, to determine the amount of the SDA Claim, including the Cure Claim;

e.

Except as set forth in Paragraph 46 of this Confirmation Order, nothing in the Plan, the Plan Documents or this Confirmation Order shall be deemed (i) to affect, modify or alter, in any respect, the parties’ rights and obligations under the subject contracts and applicable non-bankruptcy law, (ii) to otherwise alter or limit SDA’s recourse from or claims against the Debtors, or the Debtors’ recourse from or claims against SDA, under the subject contracts, or (iii) to allow the Debtors to assume any Executory Contracts with SDA prior to payment of the Cure Claim in full, in such amount as may be mutually agreed by the parties or adjudicated by a court or tribunal of competent jurisdiction;

f.

To the extent any Executory Contracts between the Debtors and SDA become assumed contracts pursuant to Section 8.1(a) of the Plan, such contracts shall be fully enforceable by the applicable Reorganized Debtor and SDA;

g.

Notwithstanding Section 6.14 of the Plan, any distribution made to SDA on account of the Cure Claim and/or the SDA Claim shall be in complete and final satisfaction, release, settlement and discharge of such claim only upon payment of such Cure Claim or SDA Claim, as applicable, in full in accordance with Paragraph 46 of this Confirmation Order; and

h.

Nothing in the Plan, the Plan Supplement Documents or this Confirmation Order shall be deemed consent by SDA to adjudication by the Bankruptcy Court of any rights and claims SDA has or asserts against the Debtors, or submission by SDA to the jurisdiction of the Bankruptcy Court other than for purposes of enforcing this paragraph 46 of the Confirmation Order; and

i.

Nothing in this Paragraph 46 shall be deemed a waiver of the Debtors’ rights under the Plan, the Plan Supplement Documents or this Confirmation Order to seek a determination of the SDA Dispute, including the amount of the SDA Claim, in the Bankruptcy Court.

47. The Debtors’ contracts with Exyte U.S., Inc., its affiliates, and its related entities (collectively, “Exyte”) are executory contracts under the Plan and are being assumed by the Debtors, and both the Debtors and Exyte’s rights are preserved with respect to a final accounting and determination of any cure amounts or other obligations under such contracts, subject to applicable non-bankruptcy law and which disputed amounts (if any) will be resolved in the ordinary course of business after the Effective Date.

48. Notwithstanding anything to the contrary in this Confirmation Order, no contract of the Debtors with Oracle America, Inc. and any of its affiliates, predecessor entities or partners (jointly, “Oracle”) will be assumed and/or assigned without (1) Oracle’s prior written consent (which may be conveyed via email) or a subsequent court order entered; or (2) agreement by Oracle regarding the cure owed under such contract (which may be conveyed via email). Oracle reserves all rights with respect to any Cure Claim that may be owed to Oracle, and notwithstanding anything to the contrary contained in this Confirmation Order, no Executory Contract between the Debtors and Oracle shall be assumed, assigned, or transferred, absent a separate agreement with Oracle (which may be conveyed via email) or following further order of the Court.

49. Subject to the occurrence of the Effective Date, the Unexpired Lease between the Debtors and ARE-NC Region No. 19, LLC (the “Durham Lease”) is assumed by the Debtors pursuant to the Plan, and such assumption of the Durham Lease shall not be modified, altered, or amended after the date of entry of this Confirmation Order absent consent of ARE-NC Region No. 19, LLC.

50. With respect to the assumed Durham Lease, the Debtors shall cure all defaults (if any) required to be cured under and in accordance with section 365(b)(1)(A) of the Bankruptcy Code. Nothing in the Plan or this Confirmation Order relieves the Debtors or the Reorganized Debtors of any obligations arising under the assumed Durham Lease, including any indemnification obligations arising under the Durham Lease, regardless of whether such obligations relate to events occurring before or after the effective date of the assumption, subject to the Debtors’ or Reorganized Debtors’, as applicable, rights and defenses.

51. In the event the Durham Lease is rejected, nothing in the Plan, including the release provisions in Article X of the Plan, or this Confirmation Order shall impair the right of ARE-NC Region No. 19, LLC to assert a claim for rejection damages in accordance with sections 365 or 503 of the Bankruptcy Code and such claim shall not be disallowed without the filing of an objection to such claim. Nothing in the Plan, including the release provisions in Article X of the Plan, or this Confirmation Order shall in any way limit, reduce, or otherwise bar an otherwise valid and enforceable right of setoff, subrogation, or recoupment to the extent such right is based on the Durham Lease or applicable law (in each case subject to the Debtors’ or Reorganized Debtors’, as applicable, rights and defenses).

52. The Debtors shall comply with any order of the Bankruptcy Court granting the Debtors’ Emergency Motion for an Order (I) Authorizing the Private Sale of MACOM Shares Free and Clear of Liens, Claims, Encumbrances, and Other Interests and (II) Granting Related Relief [Docket No. 242] (the “MACOM Sale Order” and the proceeds from any sale authorized thereunder, the “MACOM Proceeds”). If the Debtors make an Incremental Effective Date Cash Payment (as defined in the MACOM Sale Order, (i) the principal amount of New Senior Secured Notes issued by the Reorganized Debtors on the Effective Date shall then be reduced on a dollar-for-dollar basis by the principal amount of Senior Secured Notes redeemed by such Incremental Effective Date Cash Payment and (ii) the “Minimum Liquidity Threshold” (as defined in the New Senior Secured Notes Indenture) shall be reduced on a dollar-for-dollar basis (but not below $350.0 million) by the aggregate principal amount of Senior Secured Notes redeemed by such Incremental Effective Date Cash Payment.

53. Except as otherwise may be provided in the Plan or herein, notice of all subsequent pleadings in these cases after the Effective Date shall be limited to: (i) the Notice Parties; and (ii) any party known to be directly affected by the relief sought.

54. Subject to Article XI of the Plan, pursuant to sections 105(a) and 1142 of the Bankruptcy Code, this Court shall retain exclusive jurisdiction with respect to all matters arising from or related to these Chapter 11 Cases, the Plan, and the implementation of this Confirmation Order, including, without limitation, those matters set forth in Article XI of the Plan.

Signed: September 08, 2025

/s/ Christopher Lopez
Christopher Lopez
United States Bankruptcy Judge

Exhibit A

Plan

Exhibit B

Notice of Effective Date

IN THE UNITED STATES BANKRUPTCY COURT

FOR THE SOUTHERN DISTRICT OF TEXAS

HOUSTON DIVISION

x
:
In re:	:	Chapter 11
:
WOLFSPEED, INC., et al.,	:	Case No. 25-90163 (CML)
:
Debtors.[1]	:	(Jointly Administered)
:
x

NOTICE OF (I) ENTRY OF CONFIRMATION

ORDER AND (II) OCCURRENCE OF EFFECTIVE DATE

PLEASE READ THIS NOTICE CAREFULLY AS IT CONTAINS INFORMATION THAT MAY AFFECT YOUR RIGHTS TO RECEIVE DISTRIBUTIONS UNDER THE PLAN:

On [•], 2025, the United States Bankruptcy Court for the Southern District of Texas (the “Court”) entered the Order (I) Approving Disclosure Statement, (II) Confirming Joint Prepackaged Chapter 11 Plan of Reorganization of Wolfspeed, Inc. and Its Debtor Affiliate, and (III) Approving Entry into the Backstop Agreement [Docket No. [•]] (the “Confirmation Order”).2

Each of the conditions precedent to the occurrence of the Effective Date, as set forth in Article VIII of the Plan, has been satisfied or waived in accordance therewith, and the Plan became effective and was substantially consummated on [•], 2025 (the “Effective Date”).

The Plan and its provisions are binding upon, and inure to the benefit of (i) the Reorganized Debtors, (ii) all Holders of Claims and Interests, (iii) other parties-in-interest, and (iv) their respective heirs, executors, administrators, successors, and assigns.

All final requests for payment of Professional Fee Claims, including Professional Fee Claims incurred during the period from the Petition Date through the Effective Date, must be filed with the Bankruptcy Court and served on the Reorganized Debtors no later than [•], 2025, which is the date that is forty-five (45) days after the Effective Date.

[1]

The Debtors in these cases, together with the last four digits of each Debtor’s taxpayer identification number, are: Wolfspeed, Inc. (2719) and Wolfspeed Texas LLC (0339). The Debtors’ mailing address is 4600 Silicon Drive, Durham, NC 27703.

[2]

Capitalized terms used but not otherwise defined herein have the meanings given to them in the Confirmation Order or the Joint Prepackaged Chapter 11 Plan of Reorganization of Wolfspeed, Inc. and its Debtor Affiliate [Docket No. 8] (as may be modified, amended, or supplemented and including all exhibits, schedules, or supplements thereto, the “Plan”), as applicable. The rules of interpretation set forth in Article I.B of the Plan shall apply hereto. For the avoidance of doubt, unless otherwise specified, all references herein to “Articles” refer to articles of the Plan.

If the Debtors’ rejection of an Executory Contract or Unexpired Lease pursuant to the Plan gives rise to a Claim against the Debtors by the non-Debtor party or parties to such contract or lease, such Claims shall be forever barred and shall not be enforceable against the Debtors, their respective Estates, or the Reorganized Debtors unless a proof of Claim is filed with the Court and served upon the Debtors or the Reorganized Debtors, and their respective counsel, no later than [•], 2025, which is the date that is thirty (30) days after the date of entry of the Confirmation Order.

Pursuant to Article XII.17 of the Plan, any Entity that desires to receive notices or other documents after the Effective Date must, pursuant to Bankruptcy Rule 2002, file a renewed request to receive such notices and documents with the Court to be added to the post-Effective Date service list. Entities not on such post-Effective Date service list may not receive notices or other documents filed in the Chapter 11 Cases after the Effective Date. An Entity who provides an email address may be served only by email after the Effective Date.

The Plan (including the Plan Supplement), the Confirmation Order, and all other documents publicly filed in the Chapter 11 Cases, as well as additional information about the Chapter 11 Cases, can be accessed free of charge by visiting the Reorganized Debtors’ website located at [•]. If you have any questions about this notice or any documents or materials that you received, please contact the Solicitation Agent, Epiq Corporate Restructuring LLC, by visiting the Debtors’ restructuring website at https://dm.epiq11.com/Wolfspeed. The Solicitation Agent cannot and will not provide legal advice.

2

Dated: [•], 2025	BY ORDER OF THE COURT
Houston, Texas
HUNTON ANDREWS KURTH LLP
Timothy A. (“Tad”) Davidson II (Texas Bar No. 24012503)
Ashley L. Harper (Texas Bar No. 24065272)
Philip M. Guffy (Texas Bar No. 24113705)
600 Travis Street, Suite 4200
Houston, TX 77002
Telephone: 713-220-4200
Facsimile: 713-220-4285
Email: taddavidson@HuntonAK.com
ashleyharper@HuntonAK.com
pguffy@HuntonAK.com

- and -

LATHAM & WATKINS LLP
Ray C. Schrock (NY Bar No. 4860631)
Alexander W. Welch (NY Bar No. 5624861)
Keith A. Simon (NY Bar No. 4636007)
Eric L. Einhorn (NY Bar No. 5568845)
1271 Avenue of the Americas
New York, NY 10020
Telephone: (212) 906-1200
Email: ray.schrock@lw.com
alex.welch@lw.com
keith.simon@lw.com
eric.einhorn@lw.com

Counsel for the Debtors and Debtors in Possession

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